Exhibit 99.1

Contact:
Edward Stiften, Chief Financial Officer
David Myers, Vice President Investor Relations
(314) 702-7173
investor.relations@express-scripts.com

Express Scripts Reports Record Fourth Quarter and Full Year 2005 Earnings
EBITDA per adjusted claim up 37% to $1.53

ST. LOUIS, February 22, 2006—Express Scripts, Inc. (Nasdaq: ESRX) announced record fourth quarter net income of $111 million, or $0.75 per diluted share. Excluding a fourth quarter charge of $0.02 per diluted share for the early retirement of debt, earnings per diluted share was $0.77, a 45% increase over $0.53 per diluted share reported for the same quarter last year. All per share amounts have been adjusted to reflect the Company’s 2-for-1 stock split, which was effective June 24, 2005.

For the year, the Company reported record net income of $400 million, or $2.68 per diluted share, compared to $278 million, or $1.79 per diluted share for 2004. Excluding non-recurring items in both years that are discussed below, earnings per diluted share for 2005 was $2.60, an increase of 34 percent over $1.94 for 2004.

The Company generated record cash flow from operations of $262 million in the fourth quarter compared to $193 million for the same period last year. For the year, cash flow from operations also set a record at $793 million, compared to $496 million for 2004.

“We enjoyed an outstanding year in 2005, building a solid foundation for growth in 2006 and beyond,” stated George Paz, president and chief executive officer. “Our value-added, fully-integrated pharmacy benefit management services will continue to help our clients better manage their drug spend. Our formulary strategy reinforces our business model, which is built around alignment of interests with plan sponsors and their patients, and is based on reducing drug spend while never compromising health outcomes.”

 Strong Fourth Quarter Operating Results
Revenues for the fourth quarter of 2005 were $4.6 billion, an 18 percent increase over the fourth quarter of 2004. This increase mainly reflects the acquisition of Priority Healthcare (“Priority”) on October 14, 2005, increased utilization of prescription drugs and drug price inflation. Increased use of lower-cost generic drugs (over 55 percent of total prescriptions in the fourth quarter compared to 52 percent for the same period last year) and increased member co-payments to retail network pharmacies, which the Company does not record as revenue, partially offset these increases.

Retail network claims processed in the fourth quarter were 111 million, an increase of 3 percent over the 108 million processed last year. Home delivery prescriptions increased 4 percent to a record 10.3 million during the quarter from 9.9 million last year. CuraScript’s specialty pharmacy and distribution revenues increased 330 percent to $862 million in the fourth quarter from $201 million last year reflecting the acquisition of Priority, and CuraScript’s continued success in capturing an increased share of the specialty drug spend in the Express Scripts’ book of business. Total adjusted claims were 144 million, a 4 percent increase over last year.

Gross profit for the fourth quarter increased 38 percent to a record $364 million from $263 million last year. The increase reflects increased management of specialty drugs including the addition of Priority, lower retail and home delivery drug purchasing costs, higher generic utilization, and the growth in home delivery and retail prescriptions. Gross profit per adjusted claim set a record at $2.54, a 34 percent increase over $1.90 for the same quarter last year.

Selling, general and administrative (“SG&A”) expenses for the quarter were $169 million compared to $128 million last year. The increase in SG&A expenses is primarily due to the Priority acquisition, higher management incentive compensation, which is based on corporate financial results, and expenses incurred in preparing for Medicare Part D. These increases were partially offset by a $12 million charge recorded last year to reserve for unsecured borrowings by the Pharmacy Care Alliance under a line of credit with the Company.

Operating income for the quarter increased 45 percent to a record $195 million from $135 million for the fourth quarter of 2004, while EBITDA increased 42 percent to a record $220 million from $155 million last year. EBITDA per adjusted claim also set a record at $1.53, a 37 percent increase over $1.12 in the fourth quarter of 2004.

The Company recorded a charge of $4 million ($2 million net of tax), or $0.02 per diluted share in the fourth quarter to write-off deferred financing fees due to the refinancing of the Company’s credit facility in conjunction with the acquisition of Priority Healthcare.

Full-year 2005 Review
Revenues for 2005 were $16.3 billion, up 8 percent over 2004. Network pharmacy claims processed were 437 million, a 10 percent increase over 2004, while home delivery prescriptions increased to 40.2 million, a 5 percent increase over 2004. CuraScript’s specialty pharmacy and distribution revenues increased 151 percent to $1.6 billion in 2005 from $645 million in 2004. Total adjusted claims for 2005 were 563 million, up 9 percent over last year.

Gross profit for 2005 increased 28 percent to $1,199 million, from $938 million on an adjusted basis in 2004, while gross profit per adjusted claim increased 18 percent to $2.13 from $1.81. Operating income increased 25 percent to $643 million from $512 million on an adjusted basis last year. EBITDA increased 25 percent to $727 million from $582 million on an adjusted basis last year, and on a per adjusted claim basis, EBITDA was $1.29, a 14 percent increase over 2004.

In addition to the fourth quarter charge of $4 million to write-off deferred financing fees, the Company recorded non-recurring non-cash tax-related benefits of $14 million earlier in the year. These non-recurring items in 2005 resulted in a net benefit of $0.08 per diluted share.

In 2004, the Company recorded charges of $16 million for the early retirement of debt and $25 million to increase reserves for legal defense costs, in addition to a contract termination payment received of $6 million. These items resulted in a net charge of $0.15 per diluted share.

2006 Earnings Guidance
Express Scripts expects that its financial performance will continue to benefit from growth in generic utilization and home delivery, including specialty pharmacy, lower retail and home delivery drug purchasing costs, increased productivity and other cost management initiatives, and capital structure improvements. Express Scripts expects its 2006 diluted earnings per share will be in the range of $3.10 to $3.22, which includes $0.10 per diluted share in stock option expense as Financial Accounting Standard No. 123R -“Share Based Payment” was adopted in 2006.

Express Scripts, Inc. is one of the largest PBM companies in North America, providing PBM services to over 50 million members. Express Scripts serves thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, and union-sponsored benefit plans.

Express Scripts provides integrated PBM services, including network-pharmacy claims processing, home delivery services, benefit-design consultation, drug-utilization review, formulary management, disease management, and medical- and drug-data analysis services. The Company also distributes a full range of injectable and infusion biopharmaceutical products directly to patients or their physicians, and provides extensive cost-management and patient-care services.

Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
•	risks associated with the integration of Priority Healthcare and CuraScript
•	costs of and adverse results in litigation, including a number of pending class action cases that challenge certain of our business practices
•
risks arising from investigations of certain PBM practices and pharmaceutical pricing, marketing and distribution practices currently being conducted by the U.S. Attorney offices in Philadelphia and Boston, and by other regulatory agencies including the Department of Labor, and various state attorneys general

•
risks and uncertainties regarding the implementation of the Medicare Part D prescription drug benefit, including financial risks to us to the extent that we participate in the program on a risk-bearing basis, risks of client or member losses to other providers under Medicare Part D, and increased regulatory risk

•
risks and uncertainties associated with CMS’ implementation of the Medicare Part B Competitive Acquisition Program (“CAP”), including the potential loss of clients/revenues to providers choosing to participate in the CAP

•
risks associated with our acquisitions (including our acquisition of Priority Healthcare), which include integration risks and costs, risks of client retention and repricing of client contracts, and risks associated with the operations of acquired businesses

•	risks associated with our ability to maintain growth rates, or to control operating or capital costs
•
continued pressure on margins resulting from client demands for lower prices, enhanced service offerings and/or higher service levels, and the possible termination of, or unfavorable modification to, contracts with key clients or providers

•
competition in the PBM and specialty pharmacy industries, and our ability to consummate contract negotiations with prospective clients, as well as competition from new competitors offering services that may in whole or in part replace services that we now provide to our customers

•
adverse results in regulatory matters, the adoption of new legislation or regulations (including increased costs associated with compliance with new laws and regulations), more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations

•	increased compliance risks relating to our contracts with the DoD TRICARE Management Activity and various state governments and agencies
•
the possible loss, or adverse modification of the terms, of relationships with pharmaceutical manufacturers, or changes in pricing, discount or other practices of pharmaceutical manufacturers or interruption of the supply of any pharmaceutical products

•	risks associated with the possible loss, or adverse modification of the terms of, contracts with pharmacies in our retail pharmacy network
•	risks associated with the use and protection of the intellectual property we use in our business
•	risks associated with our leverage and debt service obligations, including the effect of certain covenants in our borrowing agreements
•	risks associated with our ability to continue to develop new products, services and delivery channels
•	general developments in the health care industry, including the impact of increases in health care costs, changes in drug utilization and cost patterns and introductions of new drugs
•	increase in credit risk relative to our clients due to adverse economic trends
•	risks associated with changes in average wholesale prices, which could reduce prices and margins
•	risks associated with our inability to attract and retain qualified personnel
•	other risks described from time to time in our filings with the SEC

We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW

Express Scripts Reports Fourth Quarter Earnings - Add 4
EXPRESS SCRIPTS, INC.
Unaudited Consolidated Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
(in millions, except per share data)	2005	2004	2005	2004

Revenues (1)	$4,635	$3,940	$16,266	$15,115
Cost of revenues (1)	4,271	3,677	15,067	14,171
Gross profit	364	263	1,199	944
Selling, general and administrative	169	128	556	451
Operating income	195	135	643	493
Other (expense) income :
Undistributed loss from joint venture	-	(1)	(2)	(5)
Interest income	4	1	11	4
Interest expense	(23)	(4)	(37)	(42)
	(19)	(4)	(28)	(43)
Income before income taxes	176	131	615	450
Provision for income taxes	65	50	215	172
Net income	$111	$81	$400	$278

Basic earnings per share	$0.76	$0.54	$2.72	$1.82

Weighted average number of common shares
outstanding during the period - Basic EPS	147	150	147	153

Diluted earnings per share	$0.75	$0.53	$2.68	$1.79

Weighted average number of common shares
outstanding during the period – Diluted EPS	148	152	149	155

(1)  Excludes estimated retail pharmacy co-payments of $1,464 and $1,397 for the three months ended December, 2005 and 2004, respectively, and $5,821 and $5,546 for the twelve months ended December 31, 2005 and 2004, respectively.  These are amounts we instructed retail pharmacies to collect from members.  We have no information regarding actual co-payments collected.

Express Scripts Reports Fourth Quarter Earnings - Add 5

EXPRESS SCRIPTS, INC.
Unaudited Consolidated Balance Sheet

	December 31	December 31,
(in millions, except share data)	2005	2004
Assets
Current assets:
Cash and cash equivalents	$478	$166
Receivables, net	1,393	1,057
Inventories	273	159
Deferred taxes	53	33
Prepaid expenses and other current assets	60	28
Total current assets	2,257	1,443
Property and equipment, net	201	181
Goodwill, net	2,700	1,709
Other intangible assets, net	303	245
Other assets	32	22
Total assets	$5,493	$3,600

Liabilities and Stockholders' Equity
Current liabilities:
Claims and rebate payable	$1,380	$1,237
Accounts payable	596	323
Accrued expenses	308	232
Current maturities of long-term debt	110	22
Total current liabilities	2,394	1,814
Long-term debt	1,401	412
Other liabilities	233	178
Total liabilities	4,028	2,404

Stockholders' equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized,
and no shares issued and outstanding	-	-
Common stock, 275,000,000 shares authorized, $0.01 par value;
shares issued: 159,499,000 and 79,787,000, respectively;
shares outstanding: 145,993,000 and 73,858,000, respectively	2	1
Additional paid-in capital	474	467
Unearned compensation under employee compensation plans	(6)	(18)
Accumulated other comprehensive income	9	8
Retained earnings	1,543	1,143
	2,022	1,601
Common Stock in treasury at cost, 13,506,000 and
5,929,000 shares, respectively	(557)	(405)
Total stockholders' equity	1,465	1,196
Total liabilities and stockholders' equity	$5,493	$3,600

Express Scripts Reports Fourth Quarter Earnings - Add 6

EXPRESS SCRIPTS, INC.
Unaudited Condensed Consolidated Statement of Cash Flows

	Twelve months ended December 31,
(in millions)	2005	2004

Cash flow from operating activities:
Net income	$400	$278
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	84	70
Non-cash adjustments to net income	89	67
Net changes in operating assets and liabilities	220	81
Net cash provided by operating activities	793	496

Cash flows from investing activities:
Purchases of property and equipment	(60)	(51)
Acquisitions, net of cash acquired, and
investment in joint venture	(1,311)	(332)
Loan repayment from (loan to) Pharmacy Care Alliance	2	(14)
Net cash used in investing activities	(1,369)	(397)

Cash flows from financing activities:
Proceeds from long-term debt	1,600	676
Repayment of long-term debt	(474)	(746)
(Repayments of) Proceeds from revolving credit line, net	(50)	50
Treasury stock acquired	(220)	(336)
Deferred financing fees	(9)	(6)
Net proceeds from employee stock plans	40	31
Other	-	1
Net cash provided by (used in) financing activities	887	(330)

Effect of foreign currency translation adjustment	1	1

Net increase (decrease) in cash and cash equivalents	312	(230)
Cash and cash equivalents at beginning of period	166	396
Cash and cash equivalents at end of period	$478	$166

Express Scripts Reports Fourth Quarter Earnings - Add 7 (in millions, except per claim, per share and ratio data)

EXPRESS SCRIPTS, INC.
Table 1
Unaudited Operating Statistics
	3 months	3 months	3 months	3 months	3 months
	ended	ended	ended	ended	ended
	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004

Claims Detail
Network (1)	111	106	109	111	108
Home delivery	10	10	10	10	10
Total PBM claims	121	116	119	121	118
Adjusted PBM claims (2)	142	136	140	141	138
PBS and Specialty claims(3)	2	1	1	1	1
Total adjusted claims (4)	144	137	141	142	139

Per Adjusted Claim
Gross profit	$2.54	$2.14	$1.96	$1.87	$1.90
EBITDA (5)	$1.53	$1.32	$1.19	$1.12	$1.12

Selected Ratio Analysis
Table 2
	As of		As of		As of		As of		As of
	12/31/2005		9/30/2005		6/30/2005		3/31/2005		12/31/2004

Debt to EBITDA ratio (6)	2.1	x	0.6	x	0.6	x	0.7	x	0.8	x
EBITDA interest coverage (7)	19.6	x	34.7	x	33.0	x	17.2	x	13.5	x
Operating cash flow interest coverage (8)	21.4	x	37.9	x	36.2	x	16.0	x	11.9	x
Debt to capitalization (9)	50.8%		21.6%		20.8%		22.5%		26.6%

See Notes to Unaudited Operating Statistics and Selected Ratio Analysis

Unaudited Earnings Excluding Non-recurring Items Table 3
	3 months	3 months	12 months	12 months
	ended	ended	ended	ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004

Reported income before taxes	$176	$131	$615	$450
Charge for early retirement of debt	4	-	4	16
Termination payment received	-	-	-	(6)
Charge for legal defense costs	-	-	-	25
Income before tax excluding net charges	180	131	619	485

Provision for income taxes	66	50	216	185
Tax benefit from subsidiary losses	-	-	4	-
Prior periods' tax benefit from state tax planning strategies	-	-	10	-
Adjusted provision for income taxes	66	50	230	185

Net income	$114	$81	$389	$300

Weighted average number of shares
outstanding during period - diluted	148	152	149	155

Diluted earnings per share excluding
net charges	$0.77	$0.53	$2.60	$1.94

Diluted earnings per share as reported	$0.75	$0.53	$2.68	$1.79

Impact of non-recurring items	$(0.02)	$-	$0.08	$(0.15)

The Company is providing diluted earnings per share excluding the impact of certain charges in order to compare the underlying financial performance to prior periods.

Reconciliation of Gross Profit, Operating Income and EBITDA (5) to Adjusted Gross Profit, Adjusted Operating Income and Adjusted EBITDA Table 4
12 months
ended
12/31/2004

Gross profit	$944
Less: termination payment received	(6)
Adjusted gross profit	$938

Operating income	$493
Add: charge for legal defense costs	25
Less: termination payment received	(6)
Adjusted operating income	$512

EBITDA (5)	$563
Add: charge for legal defense costs	25
Less: termination payment received	(6)
Adjusted EBITDA	$582

The Company is providing adjusted gross profit, adjusted
operating income and adjusted EBITDA in order to facilitate
comparison of current year performance with the underlying
financial performance of prior periods.

Return on Invested Capital ("ROIC")
Table 5
	2005	2004	2003

Adjusted operating income	$643	$512	$449
Income tax	239	196	172
Net operating profit after tax ("NOPLAT")	$404	$316	$277

Stockholders' equity	$1,465	$1,196	$1,194
Interest bearing liabilities	1,511	434	455
Long-term deferred income taxes, net	209	156	112
Invested capital	$3,185	$1,786	$1,761
Average invested capital	$2,486	$1,774	$1,705

ROIC	16.2%	17.8%	16.2%

Express Scripts Reports Fourth Quarter Earnings - Add 8
EXPRESS SCRIPTS, INC. Notes to Unaudited Operating Statistics and Selected Ratio Analysis (in millions)

(1)	Network claims exclude drug formulary only claims where we only administer the clients formulary and approximately 0.5 million manual claims per quarter.

(2)
PBM adjusted claims represent network claims plus mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network claims are generally 30 day claims. Adjusted claims calculated from the table may differ due to rounding.

(3)
PBS claims represent the distribution of pharmaceuticals through Patient Assistance Programs and the distribution of pharmaceuticals where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network. Specialty claims represent the distribution of specialty drugs through our CuraScript subsidiary. Prior periods have been recast to reflect current presentation.

(4)	Total adjusted claims includes PBM adjusted claims plus PBS and specialty claims.

(5)
The following is a reconciliation of EBITDA to net income and to net cash provided by operating activities as the Company believes they are the most directly comparable measures calculated under Generally Accepted Accounting Principles:

	3 months ended December 31,		12 months ended December 31,
	2005	2004	2005	2004
Net income	$111	$81	$400	$278
Income taxes	65	50	215	172
Depreciation and amortization *	25	20	84	70
Interest expense, net	19	3	26	38
Undistributed loss from joint venture	-	1	2	5
EBITDA	220	155	727	563
Current income taxes	(52)	(62)	(197)	(153)
Interest expense less amortization	(14)	(3)	(21)	(30)
Undistributed loss from joint venture	-	(1)	(2)	(5)
Other adjustments to reconcile net income
to net cash provided by operating activities	108	104	286	121
Net cash provided by operating activities	$262	$193	$793	$496

EBITDA is earnings before other income (expense), interest, taxes, depreciation and amortization, or operating income plus depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's ability to service indebtedness and is frequently used to evaluate a company's performance. EBITDA, however, should not be considered as an alternative to net income, as a measure of operating performance, as an alternative to cash flow, as a measure of liquidity or as a substitute for any other measure computed in accordance with accounting principles generally accepted in the United States. In addition, our definition and calculation of EBITDA may not be comparable to that used by other companies.

* Includes depreciation and amortization expense of:
Gross profit	$11	$9	$37	$29
Selling, general and administrative	14	11	47	41
	$25	$20	$84	$70

(6)	Represents debt as of the balance sheet date divided by EBITDA for the twelve months ended.

(7)	Represents EBITDA for the twelve months ended divided by interest for the twelve months ended.

(8)	Represents Operating Cash Flow for the twelve months ended divided by interest for the twelve months ended.

(9)	Represents debt divided by the total of debt and stockholders equity.